Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271951

Prospectus Supplement No. 1 to Prospectus dated November 13, 2023

Signing Day Sports, Inc.

Up to 2,214,548 shares of Common Stock

This Prospectus Supplement No. 1 (“Prospectus Supplement No. 1”) relates to the Prospectus of Signing Day Sports, Inc. (“we,” “us,” or “our”), dated November 13, 2023 (the “Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2023 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, relating to Amendment No. 7 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on October 24, 2023 (File No. 333-271951). Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 1 is being filed to include the information in our Current Reports on Form 8-K which were filed with the SEC on November 22, 2023 and November 29, 2023.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus, and may not be delivered without the Prospectus.

Our shares of common stock are traded under the symbol “SGN” on NYSE American LLC (“NYSE American”). On November 29, 2023, the closing price of our shares of common stock on NYSE American was $1.37.

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws, and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is November 30, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2023

SIGNING DAY SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41863	87-2792157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8355 East Hartford Rd., Suite 100, Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

(480) 220-6814
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SGN	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

From September 2021 to December 2021, Signing Day Sports, Inc. (the “Company”) conducted a private placement of 27 6% convertible unsecured promissory notes (the “6% Convertible Notes”) due three years from the date of execution and entered into related subscription agreements and investor rights and lockup agreements with a number of accredited investors. Pursuant to the agreements, the Company issued the 6% Convertible Notes to 27 investors for aggregate loans of $6,305,000. Pursuant to a settlement notice issued to the holders of the 6% Convertible Notes to address possible claims with respect to the increase of the outstanding principal under the 6% Convertible Notes to 110% of the outstanding principal amount, the holders of the 6% Convertible Notes were to be issued a number of shares of common stock upon conversion of the 6% Convertible Notes in the amount that would be applicable as if the principal under the 6% Convertible Notes had been increased to 110% of the outstanding principal. The 6% Convertible Notes carried interest at 6% annually. The 6% Convertible Notes were to mature on October 15, 2024 as to the principal amount of $3,300,000; November 15, 2024 as to the principal amount of $1,205,000; and December 23, 2024 as to the principal amount of $1,800,000, respectively. In the event of the closing of an initial public offering of the Company’s common stock and listing of the common stock for trading on NYSE American LLC (“NYSE American”) or one of certain other securities markets (a “Liquidity Event”), the outstanding principal under the 6% Convertible Notes would automatically convert into shares of common stock at a conversion price equal to 50% of the price of the common stock in an initial public offering or other Liquidity Event, pursuant to the adjustment provisions under the 6% Convertible Notes. Upon automatic conversion, any interest accrued under the 6% Convertible Notes would be waived in accordance with their terms.

From August 2022 to January 2023, the Company conducted a private placement of 15 8% convertible unsecured promissory notes (the “8% Convertible Notes”) with 15 accredited investors under subscription agreements. Pursuant to the agreements, the Company issued the 8% Convertible Notes for aggregate loans of $1,465,000. The 8% Convertible Notes carried interest at 8% annually. The 8% Convertible Notes carried interest at 8% annually. As amended, 8% Convertible Notes were due to mature on August 8, 2025. In the event of a Liquidity Event, the outstanding principal under the 8% Convertible Notes would automatically convert into shares of common stock at a conversion price equal to 50% of the price of the common stock in an initial public offering or other Liquidity Event. Upon automatic conversion, any interest accrued under the 8% Convertible Notes would be waived in accordance with their terms.

In March 2023, April 2023, and May 2023, the Company conducted private placements in which the Company entered into subscription agreements with 11 accredited investors pursuant to which the Company issued 11 8% unsecured promissory notes (the “8% Notes”). The total aggregate principal amount under the 8% Notes was $2,350,000. The 8% Notes carried interest at the annual rate of 8%. The amount outstanding under the 8% Notes was required to be repaid upon the earlier to occur of a Liquidity Event or the second anniversary of the initial closing date of the respective private placement (March 17, 2025 as to $1,500,000 principal and May 2, 2025 as to $850,000 principal). If a Liquidity Event occurred before the second anniversary of the initial closing date of the applicable private placement, warrants issued with the 8% Notes to purchase a total of 940,000 shares of common stock for $2.50 per share of common stock (the “Automatic Warrants) would be automatically exercised as to the unexercised portion of the Automatic Warrants, the outstanding balance due under the 8% Notes would be deemed repaid in the amount of the aggregate exercise price for the automatic exercise of the unexercised portion of the Automatic Warrants, and any remaining balance outstanding under the 8% Notes would be required to be repaid in cash. If a Liquidity Event did not occur before the second anniversary of the initial closing date of the applicable private placement, then both principal and interest outstanding under the 8% Notes would be required to be repaid in cash.

On March 17, 2023, the Company issued a promissory note in the amount of $10,000 to Daniel Nelson (the “Nelson Note”). Mr. Nelson is the Chief Executive Officer, Chairman and director of the Company. The Nelson Note provided for 6% interest and for maturity on March 17, 2024 subject to acceleration upon the Company’s first equity financing, or issuance of any debt convertible into equity, following the date of the issuance of the Nelson Note.

On January 12, 2023, the Company issued a promissory note to John Dorsey in the principal amount of $40,000 (the “Dorsey Note”). The Dorsey Note was payable on the earlier of ten business days following the successful closing of an initial public offering of the Company’s common stock that generates at least $1 million in net proceeds to the Company or July 1, 2023. No interest was due under the Dorsey Note. Mr. Dorsey orally waived enforcement of the repayment obligation until the tenth day following the consummation of the Company’s initial public offering.

As previously reported in its Current Report on Form 8-K filed on November 17, 2023 (the “Prior Report”), on November 13, 2023, the Company, entered into an underwriting agreement (the “Underwriting Agreement”) with Boustead Securities, LLC, as representative of the underwriters named on Schedule 1 thereto (the “Representative”), relating to the Company’s initial public offering (the “Offering”) of 1,200,000 shares of the Company’s common stock (the “IPO Shares”). Pursuant to the Underwriting Agreement, in exchange for the underwriters’ firm commitment to purchase the IPO Shares, the Company agreed, among other things, to sell the IPO Shares to the underwriters at a purchase price (the “Offering Price”) of $4.65 (93% of the public offering price per share of $5.00, after deducting underwriting discounts and commissions and before deducting a 1% non-accountable expense allowance). On November 14, 2023, the Company’s common stock was listed on NYSE American. On November 16, 2023, the closing of the Offering occurred. At the closing, the Company sold the Shares for total gross proceeds of $6,000,000. After deducting underwriting discounts and commissions, the non-accountable expense allowance, and other expenses from the Offering, the Company received net proceeds of approximately $4.8 million. Further information regarding the Underwriting Agreement, the Offering and related matters is included in the Prior Report.

In connection with the closing of the Offering and the listing of the common stock on NYSE American, on November 16, 2023, the balance under each of the 6% Convertible Notes, the 8% Convertible Notes, the 8% Notes, the Nelson Note, and the Dorsey Note became due. As indicated above, the closing of the Offering and the listing of the common stock on NYSE American constituted a Liquidity Event with respect to the 6% Convertible Notes, the 8% Convertible Notes, and the 8% Notes and Automatic Warrants. As a result, on November 16, 2023, the aggregate principal of $6,305,000 outstanding under the 6% Convertible Notes automatically converted into a total of 2,774,200 shares of common stock, based on the conversion price of 50% of the initial public offering price of $5.00 per share, and the interest under the 6% Convertible Notes was waived in accordance with their terms; and the aggregate principal of $1,465,000 outstanding under the 8% Convertible Notes automatically converted into 586,000 shares of common stock, based on the conversion price of 50% of the initial public offering price of $5.00 per share, and the interest under the 8% Convertible Notes was waived in accordance with their terms. All of the Automatic Warrants were automatically exercised in full and the outstanding principal under the 8% Notes was deemed repaid.

328,000 of the shares of common stock issued upon conversion of the 6% Convertible Notes, 200,000 shares of common stock issued upon conversion of the 8% Convertible Notes, and all of the 940,000 shares issued pursuant to the automatic exercise of the Automatic Warrants was registered for resale upon issuance pursuant to the Registration Statement on Form S-1  (File No. 333-271951), as amended, initially filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2023, and declared effective by the SEC on November 13, 2023, and by means of the final prospectus, dated November 13, 2023, filed with the SEC on November 15, 2023 pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company expects to promptly repay the balance due under the 8% Notes, which was comprised of unpaid accrued interest of $113,304 as of November 16, 2023.

As of November 16, 2023, the balance due under the Nelson Note was $10,263, and the balance due under the Dorsey Note was $40,000. Each of the amounts due under the Nelson Note and the Dorsey Note was fully repaid as of November 22, 2023.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 2.04 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

On November 16, 2023, the Company issued 2,446,200 shares of common stock upon conversion of the 6% Convertible Notes to the 27 holders of the converted 6% Convertible Notes, pursuant to representations that they were “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under Section 4(a)(2) of the Securities Act (“Regulation D”), and 386,000 shares of common stock upon conversion of the 8% Convertible Notes to the 15 holders of the converted 8% Convertible Notes, pursuant to representations that they were “accredited investors” within the meaning of Rule 501(a) of Regulation D, as a private placement pursuant to and in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D for transactions not involving a public offering.

In addition, on November 16, 2023, the Company issued a total of 10,700 shares of common stock to two vendors pursuant to service provider agreements with such vendors. Pursuant to the service provider agreements, the number of shares of common stock to be issued was required to be equal to the number of shares derived by dividing the total value of services of $53,500 by the price per share of the final offering price in the initial public offering if the offering was completed by November 15, 2023, otherwise the number of shares derived by dividing $53,500 by the Fair Market Value, as defined by the service provider agreements. The shares were required to be issued within seven days after the date on which the initial public offering was completed, or if the initial public offering was not completed by November 15, 2023, then on November 16, 2023. As the final price of the initial public offering was determined to be $5.00 per share on November 13, 2023, the Company determined that the initial public offering had been completed as of November 15, 2023 for purposes of such service provider agreements. The shares of common stock were issued in exchange for services and no cash payments. The issuance was conducted as a private placement pursuant to and in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D for transactions not involving a public offering.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2023	SIGNING DAY SPORTS, INC.

/s/ Daniel D. Nelson
	Name:	Daniel D. Nelson
	Title:	Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2023

SIGNING DAY SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41863	87-2792157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8355 East Hartford Rd., Suite 100, Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

(480) 220-6814
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SGN	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Technology Officer

On November 22, 2023, the board of directors of Signing Day Sports, Inc. (the “Company”) approved the appointment of Richard Symington as President and Chief Technology Officer of the Company. Mr. Symington will hold office until his successor has been duly appointed and qualified or his earlier removal or resignation.

Mr. Symington, 44, previously served as the Company’s President and Chief Marketing Officer and a member of the Company’s board of directors from April 2023 to May 2023. From May 2015 to February 2020, Mr. Symington was the Manager of Blacklight Technologies LLC. From January 2015 to September 2019, Mr. Symington was also the founder, Chief Executive Officer, and Manager of Island Marketing Consultants LLC (formerly A20 Media LLC). From 2002 to 2014, Mr. Symington founded or managed a number of other businesses. Mr. Symington obtained a B.A. in International Relations from the University of San Diego in 2002 and a Diploma in Culinary Arts/Restaurant Management from Arizona Culinary Institute in 2003. Management believes that Mr. Symington is qualified to serve as a director due to his experience in technology and marketing-driven businesses.

There are no family relationships among Mr. Symington and any of our executive officers or directors.

On April 10, 2023, the Company issued Mr. Symington an 8% unsecured promissory note (the “8% Note”) in the amount of $250,000 and a warrant to purchase 100,000 shares of common stock at an exercise price of $2.50 per share (the “Automatic Warrant”) in a private placement in exchange for a payment from Mr. Symington of $250,000. The 8% Note carried interest at 8% annually and was to mature on the earlier to occur of March 17, 2025 or the closing of an initial public offering of the Company’s common stock and listing of the common stock for trading on NYSE American LLC (“NYSE American”) or one of certain other securities markets (a “Liquidity Event”). If a Liquidity Event occurred before March 17, 2025, the Automatic Warrant would be automatically exercised as to the unexercised portion of the Automatic Warrant, the outstanding balance due under the 8% Note would be deemed repaid in the amount of the unexercised portion of the Automatic Warrant from the automatic exercise of the unexercised portion of the Automatic Warrant, and any remaining balance outstanding under the 8% Note would be due in cash within three business days. Mr. Symington also entered into a subscription agreement which provided certain registration rights with respect to the shares underlying the Automatic Warrant.

As previously reported in its Current Report on Form 8-K filed on November 17, 2023 (the “Prior Report”), on November 13, 2023, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Boustead Securities, LLC, as representative of the underwriters named on Schedule 1 thereto (the “Representative”), relating to the Company’s initial public offering (the “Offering”) of 1,200,000 shares of the Company’s common stock (the “IPO Shares”). Pursuant to the Underwriting Agreement, in exchange for the underwriters’ firm commitment to purchase the IPO Shares, the Company agreed, among other things, to sell the IPO Shares to the underwriters at a purchase price (the “Offering Price”) of $4.65 (93% of the public offering price per share of $5.00, after deducting underwriting discounts and commissions and before deducting a 1% non-accountable expense allowance). On November 14, 2023, the Company’s common stock was listed on NYSE American. On November 16, 2023, the closing of the Offering occurred. At the closing, the Company sold the Shares for total gross proceeds of $6,000,000. After deducting underwriting discounts and commissions, the non-accountable expense allowance, and other expenses from the Offering, the Company received net proceeds of approximately $4.8 million. Further information regarding the Underwriting Agreement, the Offering and related matters is included in the Prior Report.

The closing of the Offering and the listing of the common stock on NYSE American constituted a Liquidity Event with respect to the 8% Note and Automatic Warrant. As a result, on November 16, 2023, the balance under the 8% Note became due, the Automatic Warrant was automatically exercised in full for 100,000 shares of common stock, and the outstanding principal under the 8% Note was deemed repaid. All of the 100,000 shares issued pursuant to the automatic exercise of the Automatic Warrant were registered for resale upon issuance pursuant to the Registration Statement on Form S-1 (File No. 333-271951), as amended, initially filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2023, and declared effective by the SEC on November 13, 2023, and by means of the final prospectus, dated November 13, 2023, filed with the SEC on November 15, 2023 pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended. A total of $11,836 in accrued unpaid interest was due and payable on the 8% Note as of November 16, 2023.

Under an Executive Employment Agreement with Mr. Symington, dated as of April 5, 2023 (the “Former Executive Agreement”), the Company agreed to employ Mr. Symington as its President and Chief Marketing Officer. Mr. Symington was also appointed as a director. Mr. Symington’s base salary was $200,000 per year. The Former Executive Agreement provided that Mr. Symington was entitled to receive any comprehensive benefits plans offered by the Company, including medical, dental and life insurance options. In addition, pursuant to the Former Executive Agreement, Mr. Symington was granted a stock option to purchase 100,000 shares of common stock of the Company under the Signing Day Sports, Inc. 2022 Equity Incentive Plan (the “Plan”) and the form of Stock Option Agreement approved for grants under the Plan (a “Plan Stock Option Agreement”). One-third of the option will vest on each of the six-month anniversary, the 18-month anniversary, and the 30-month anniversary of the date of the consummation of the Company’s initial public offering, provided that Mr. Symington remains in continuous service with the Company. The option has an exercise price of $2.50 per share. The Former Executive Agreement provided that Mr. Symington’s employment is on an at-will basis, and was terminable by the board of directors of the Company at any time for any or no reason, upon written notice to Mr. Symington. On May 26, 2023, Mr. Symington resigned from his positions as President and Chief Marketing Officer and a director, and terminated the Former Executive Agreement. Accrued and unpaid compensation to Mr. Symington as of the date of termination was $5,000.

On June 7, 2023, the Company entered into an engagement letter with Mr. Symington to provide certain services on a consulting basis beginning 14 days after the closing of the Company’s initial public offering. The engagement letter was terminable at any time before or after that point in time upon five days’ notice. On November 22, 2023, the Company gave notice of termination of the engagement letter effective November 27, 2023, prior to the beginning of the service term under the engagement letter, which, under its terms, would have been November 30, 2023. No compensation was owed under the engagement letter upon termination.

Mr. Symington previously executed an Indemnification Agreement with the Company, dated May 10, 2023 (the “Former Indemnification Agreement”), prior to his resignation from all officer and director positions with the Company as of May 22, 2023. On November 22, 2023, in connection with Mr. Symington’s appointment as President and Chief Technology Officer, Mr. Symington executed the form of Indemnification Agreement entered into between the Company and each officer or director (the “Indemnification Agreement”). The Indemnification Agreement supersedes the Former Indemnification Agreement and provides certain indemnification and reimbursement rights. The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the full text of the form of such agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1.

President and Chief Technology Officer Employment Agreement

On November 22, 2023, the Compensation Committee of the board of directors of the Company (the “Compensation Committee”) approved an Executive Employment Agreement with Richard Symington, which was dated and entered into by the Company and Mr. Symington on the same date (the “CTO Employment Agreement”). Under the CTO Employment Agreement, Mr. Symington will be employed in his current capacity as the Company’s President and Chief Technology Officer. The following is a summary of the terms of the CTO Employment Agreement.

Mr. Symington’s annual base salary will be $375,000, subject to modification upon execution of an amendment or addendum to the CTO Employment Agreement. The Company will pay or reimburse Mr. Symington for all reasonable and necessary expenses actually incurred or paid by Mr. Symington during his employment in the performance of his duties under the CTO Employment Agreement.

Mr. Symington will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off and holiday pay in accordance with the Company’s policies in effect from time to time.

Pursuant to the CTO Employment Agreement, on November 22, 2023, Mr. Symington was granted a stock option pursuant to the Plan and execution of a Plan Stock Option Agreement. The stock option provides Mr. Symington the right to purchase 50,000 shares of common stock of the Company at an exercise price of $2.25 per share, which was the closing price of the common stock on NYSE American on November 22, 2023. One-third of the option will vest and become exercisable on each of the six-month anniversary, the 18-month anniversary, and the 30-month anniversary of November 16, 2023, the date of the consummation of the Company’s initial public offering, provided that Mr. Symington remains in continuous service with the Company.

Mr. Symington’s employment is at-will. If the Company terminates Mr. Symington without cause after one year of employment from November 22, 2023, Mr. Symington will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination payable in 12 monthly installments; and (ii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans. The payment of severance may be conditioned on receiving a release of any and all claims that Mr. Symington may have against the Company.

Mr. Symington was required to sign an Employee Confidential Information and Inventions Assignment Agreement, dated as of November 27, 2023 (the “Symington Confidentiality Agreement”), which prohibits unauthorized use or disclosure of the Company’s proprietary information, contains a general assignment of rights to inventions and intellectual property rights, non-competition provisions that apply during the term of employment, non-solicitation provisions that apply during the term of employment and for one year after the term of employment, and non-disparagement provisions that apply during and after the term of employment.

The foregoing description of the CTO Employment Agreement, the respective Plan Stock Option Agreement, and the Symington Confidentiality Agreement is qualified in its entirety by reference to the full text of each agreement or form of agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.2, Exhibit 10.4, and Exhibit 10.5, respectively.

Chief Executive Officer Employment Agreement

On November 22, 2023, the Compensation Committee approved an Executive Employment Agreement with Daniel Nelson, the Company’s Chief Executive Officer, Chairman, and a director, which was dated and entered into by the Company and Mr. Nelson on the same date (the “CEO Employment Agreement”). Under the CEO Employment Agreement, Mr. Nelson will be employed in his current capacity as the Company’s Chief Executive Officer. The following is a summary of the terms of the CEO Employment Agreement.

Mr. Nelson’s annual base salary will be $425,000, subject to modification upon execution of an amendment or addendum to the CEO Employment Agreement. The Company will pay or reimburse Mr. Nelson for all reasonable and necessary expenses actually incurred or paid by Mr. Nelson during his employment in the performance of his duties under the CEO Employment Agreement.

Mr. Nelson will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off and holiday pay in accordance with the Company’s policies in effect from time to time.

Pursuant to the CEO Employment Agreement, on November 22, 2023, Mr. Nelson was granted a stock option pursuant to the Plan and execution of a Plan Stock Option Agreement. The stock option provides Mr. Nelson the right to purchase 100,000 shares of common stock of the Company at an exercise price of $2.25 per share, which was the closing price of the common stock on NYSE American on November 22, 2023. The option vests and becomes exercisable as to half the shares immediately upon the date of grant and as to the remaining half in six equal monthly portions after the grant date subject to continuous service.

Mr. Nelson’s employment is at-will. If the Company terminates Mr. Nelson without cause, Mr. Nelson will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination payable in 12 monthly installments; and (ii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans. The payment of severance may be conditioned on receiving a release of any and all claims that Mr. Nelson may have against the Company.

Mr. Nelson was required to sign an Employee Confidential Information and Inventions Assignment Agreement, dated as of November 22, 2023 (the “Nelson Confidentiality Agreement”), which prohibits unauthorized use or disclosure of the Company’s proprietary information, contains a general assignment of rights to inventions and intellectual property rights, non-competition provisions that apply during the term of employment, non-solicitation provisions that apply during the term of employment and for one year after the term of employment, and non-disparagement provisions that apply during and after the term of employment.

The foregoing description of the CEO Employment Agreement, the respective Plan Stock Option Agreement, and the Nelson Confidentiality Agreement is qualified in its entirety by reference to the full text of each agreement or form of agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.6, Exhibit 10.4, and Exhibit 10.7, respectively.

Chief Operating Officer Employment Agreement

On November 22, 2023, the Compensation Committee approved an Executive Employment Agreement with David O’Hara, the Company’s Chief Operating Officer and Secretary, which was dated and entered into by the Company and Mr. O’Hara on the same date (the “COO Employment Agreement”). The COO Employment Agreement amends, restates and supersedes the Amended and Restated Employment Offer Letter, dated March 14, 2023, between Mr. O’Hara and the Company. Under the COO Employment Agreement, Mr. O’Hara will be employed in his current capacity as the Company’s Chief Operating Officer and Secretary. The following is a summary of the terms of the COO Employment Agreement.

Mr. O’Hara’s annual base salary will be $275,000, subject to modification upon execution of an amendment or addendum to the COO Employment Agreement. Mr. O’Hara is also entitled to a one-time cash bonus payment on the date of the COO Employment Agreement. The Company will pay or reimburse Mr. O’Hara for all reasonable and necessary expenses actually incurred or paid by Mr. O’Hara during his employment in the performance of his duties under the COO Employment Agreement.

Pursuant to the COO Employment Agreement, on November 22, 2023, Mr. O’Hara was granted a stock option pursuant to the Plan and execution of a Plan Stock Option Agreement. The stock option provides Mr. O’Hara the right to purchase 100,000 shares of common stock of the Company at an exercise price of $2.25 per share, which was the closing price of the common stock on NYSE American on November 22, 2023. The option vests and becomes exercisable as to half the shares immediately upon the date of grant and as to the remaining half in six equal monthly portions after the grant date subject to continuous service.

Mr. O’Hara will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options. The Company will cover 100% of the health insurance premium costs for Mr. O’Hara’s spouse and dependent children. Mr. O’Hara will also be entitled to paid time off and holiday pay in accordance with the Company’s policies in effect from time to time.

Mr. O’Hara’s employment is at-will. If the Company terminates Mr. O’Hara without cause, Mr. O’Hara will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination payable in 12 monthly installments; (ii) benefits under group health and life insurance plans in which Mr. O’Hara participated prior to termination for 12 months following the date of termination; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any accrued but unused paid time off. There will be no waiting period for the commencement of these payments. The payment of severance may be conditioned on receiving a release of any and all claims that Mr. O’Hara may have against the Company.

Mr. O’Hara was previously required to sign an Employee Confidential Information and Inventions Assignment Agreement, dated as of April 3, 2023 (the “O’Hara Confidentiality Agreement”), which prohibits unauthorized use or disclosure of the Company’s proprietary information, contains a general assignment of rights to inventions and intellectual property rights, non-competition provisions that apply during the term of employment, non-solicitation provisions that apply during the term of employment and for one year after the term of employment, and non-disparagement provisions that apply during and after the term of employment.

The foregoing description of the COO Employment Agreement, the respective Stock Option Agreement, and the O’Hara Confidentiality Agreement is qualified in its entirety by reference to the full text of each agreement or form of agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.8, Exhibit 10.4, and Exhibit 10.9, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Form of Indemnification Agreement between Signing Day Sports, Inc. and each officer or director (incorporated by reference to Exhibit 10.52 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.2	Executive Employment Agreement, dated as of November 22, 2023, between Signing Day Sports, Inc. and Richard Symington
10.3	Signing Day Sports, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.53 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.4	Form of Stock Option Agreement for Signing Day Sports, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.54 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.5	Employee Confidential Information and Inventions Assignment Agreement, dated November 27, 2023, between Signing Day Sports, Inc. and Richard Symington
10.6	Executive Employment Agreement, dated as of November 22, 2023, between Signing Day Sports, Inc. and Daniel D. Nelson
10.7	Employee Confidential Information and Inventions Assignment Agreement, dated November 22, 2023, between Signing Day Sports, Inc. and Daniel D. Nelson
10.8	Executive Employment Agreement, dated as of November 22, 2023, between Signing Day Sports, Inc. and David O’Hara
10.9	Employee Confidential Information and Inventions Assignment Agreement, dated April 3, 2023, between Signing Day Sports, Inc. and David O’Hara (incorporated by reference to Exhibit 10.61 to the Registration Statement on Form S-1 filed on May 15, 2023)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2023	SIGNING DAY SPORTS, INC.

/s/ Daniel D. Nelson
Name: Daniel D. Nelson
Title: Chief Executive Officer